Exhibit 10.15

THIS AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT (the “Agreement”), dated as of November 9, 2017, is entered into by and between NORTHSTAR REALTY EUROPE CORP., a Maryland corporation (“NRE”), and CNI NRE ADVISORS, LLC, a Delaware limited liability company (“Asset Manager”). Each capitalized term used in this Agreement shall have the meaning ascribed to such term in Schedule A.

RECITALS
WHEREAS, NRE and Asset Manager entered into an Asset Management Agreement, dated October 31, 2015 (the “Original Agreement”), pursuant to which Asset Manager agreed to perform certain management services identified in the Original Agreement, on behalf of, and subject to the supervision of, the board of directors of NRE, in exchange for the compensation set forth therein;
WHEREAS, On March 23, 2017, the Board of Directors (defined below) established a Strategic Review Committee (“SRC”) consisting solely of independent directors of NRE to, among other things, review, evaluate, negotiate and approve any modifications or amendments to the Original Agreement, with the assistance of financial and legal advisors engaged by the SRC.
WHEREAS, with the assistance of its financial and legal advisors, the SRC negotiated with the parent company of the Asset Manager amendments to the Original Agreement;
WHEREAS, NRE (with the approval of the SRC) and Asset Manager desire to amend and restate the Original Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend and restate the Original Agreement as follows effective as of the Effective Date and abide by the terms of the Original Agreement until such Effective Date:
1.Duties of Asset Manager.
(a)    NRE hereby reappoints Asset Manager as of the Effective Date to act as its asset manager and attorney-in-fact under the terms of this Agreement. Asset Manager shall provide, either directly or through its Affiliates (“Affiliated Entities”) or, to the extent permitted under this Agreement through third parties, acquisition, disposition, financing, portfolio management, property management, construction, development, stockholder services, communication, offering, corporate governance, overhead and other administrative services, such as accounting and investor relations, to NRE and its subsidiaries and other similar services as may be agreed to from time to time by the parties in writing (the services to be provided, collectively referred to as the “Services”), including those described on Exhibit A annexed hereto, subject to, in all cases and in every respect, the supervision and management of the board of directors of NRE (the “Board of Directors”) for the period and upon the terms herein set forth, and, without limitation, in accordance with (i) the investment objectives, policies and restrictions from time to time set forth by the Board of Directors and (ii) all applicable federal, state and local laws, rules and regulations. Asset Manager shall perform the Services during the term and subject to the provisions of this Agreement, either directly or by engaging Affiliated Entities, including but not limited to United States-

based Affiliates. Notwithstanding anything to the contrary contained herein, Asset Manager may not delegate to an unaffiliated third party the responsibility for providing any Services without the prior consent of the Board of Directors, not to be unreasonably withheld; provided that consent shall not be required for the Asset Manager to hire third parties to perform the services expressly reimbursable pursuant to Section 3(a). Asset Manager shall be responsible for overseeing the Services which it is permitted to delegate hereunder. The parties understand and agree that it is anticipated that NRE may, in its discretion, enter into joint venture and partnership arrangements with third parties pursuant to which the joint venturer or partner would perform various Services to NRE or the joint venture or partnership and receive certain fees in connection therewith, with any such arrangements being consented to by Asset Manager, in its sole discretion.
(b)    Asset Manager hereby accepts such appointment and agrees, during the term hereof, to render the Services described herein for the compensation provided herein.
(c)    Asset Manager shall for all purposes herein be deemed to be an independent contractor and, except as expressly authorized herein or expressly provided for in investment guidelines approved by the Board of Directors or otherwise approved by the Board of Directors, Asset Manager shall have no authority to act for or represent NRE or any subsidiary in any way or otherwise be deemed an agent of NRE or any subsidiary.
(d)    Asset Manager shall keep and preserve for the period required by NRE (unless otherwise required or appropriate under applicable law, rule or regulation) any books and records relevant to the provision of its Services to NRE; shall maintain all books and records with respect to NRE’s and any subsidiary’s transactions; and shall render to NRE such periodic and special reports as NRE may reasonably request. Asset Manager agrees that all records that it maintains for NRE and any subsidiary are the property of NRE and/or such subsidiary and will surrender promptly to NRE any such records upon NRE’s request, provided that Asset Manager may retain a copy of such records.
2.    Devotion of Time; Additional Activities.
(a)    Asset Manager and its Affiliated Entities may in their sole discretion contract with or be engaged by other parties to provide the same or substantially similar services as set forth herein without notice to or consent of NRE.
(b)    Asset Manager and its Affiliated Entities will provide NRE with appropriate personnel and will provide NRE with executive management team members upon request. Neither Asset Manager nor any of its Affiliated Entities is obligated to dedicate any of its personnel exclusively to NRE, nor is Asset Manager or any of its Affiliated Entities or any of their personnel obligated to dedicate any specific portion of its or their time to NRE.
3.    Payment and Reimbursement of Costs and Expenses.
(a)     In addition to the compensation paid to Asset Manager pursuant to Section 4 below, NRE shall pay for all of its own direct, out-of-pocket costs and expenses as a standalone company. Internalized Services Costs are not intended to be considered costs and expenses that are covered in this Section 3(a). Subject to the last paragraph of this Section 3(a) and the provisions of Section 3(b), Section 3(c) and Section 3(d) below, NRE shall pay or, if applicable, reimburse Asset Manager or its Affiliated Entities, and retain all responsibility for direct, out-of-pocket costs and expenses of NRE as a standalone company incurred by or on behalf of NRE and its subsidiaries, all of which shall be reasonable, customary and documented (even if paid or incurred by Asset Manager or its Affiliated Entities) including, among other things:
(i) costs and expenses of maintaining the organization and corporate governance of NRE;
(ii) legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees and expenses, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and listing of NRE’s securities on any securities exchange, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;
(iii) fees, costs and expenses relating to capital raising or other financing arrangements, corporate govenernance and structuring matters;
(iv) fees, costs and expenses paid to, and travel and other expenses paid to or on behalf of, directors of NRE (other than directors of NRE who are also officers or employees of the Asset Manager or any of its Affiliated Entities);
(v)     fees, costs and expenses of third party vendors, including lawyers, accountants, financial advisors, consultants and advisors, retained by the directors of NRE (other than directors of NRE who are also officers or employees of the Asset Manager or any of its Affiliated Entities) in connection with their service as directors of NRE;
(vi)     costs and expenses of obtaining and maintaining director liability insurance;
(vii)     costs and expenses connected with payments of dividends or interest to holders of securities of NRE;
(viii)     legal, accounting, and other fees and expenses costs and expenses of preparing and filing NRE’s reports or other documents required by the SEC or any other securities regulator or any other cost and expense of compliance with federal, state or foreign securities laws, rules and regulations and rules and regulations of self-regulatory organizations;
(ix)     costs and expenses of preparing and filing reports or other documents required by the SEC or any other regulator or any other cost and expense of compliance with federal, state or foreign securities laws, or any other applicable law, rule or regulation;

(x)     costs and expenses of any of NRE’s reports, proxy statements or other communications to holders of securities of NRE, including printing costs and expenses;
(xi)    fees and expenses of NRE’s auditors;
(xii) costs and expenses associated with the establishment and maintenance of any of NRE’s credit facilities, other financing arrangements, or other indebtedness of NRE, including expenses reasonably necessary to establish any hedge with respect to such facilities, arrangements or indebtedness;
(xiii) federal, state, local and foreign taxes on income of NRE and its subsidiaries and taxes and assessments on the Real Estate Assets and personal property, if any, of NRE and its subsidiaries;
(xiv) costs and expenses of obtaining and maintaining insurance for the Real Estate Assets and personal property, if any, of NRE and its subsidiaries;
(xv) expenses directly connected with the investigation, acquisition, disposition or ownership of Real Estate Assets, joint ventures or other property (including third party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property); and
(xvi) all other costs, fees and expenses incurred with the consent of the Board of Directors (including a majority of the Independent Directors), not to be unreasonably withheld.
Except as expressly set forth in Section 3(b), Section 3(c) and Section 3(d) below, NRE shall not be obligated to pay, or reimburse the Asset Manager or its Affiliated Entities for: (a) the Asset Manager’s or its Affiliated Entities’ general overhead, including the costs and expenses relating to salaries, wages, bonuses, personal insurance, payroll taxes, employee benefits or separate professional indemnity insurance policies, (b) fees paid to, and travel and other expenses paid to or on behalf of, directors, officers and employees of Asset Manager or any of its Affiliated Entities; (c) rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of Asset Manager or any of its Affiliated Entities, or (d) any fees, costs or expenses relating to the organization and operation of the Asset Manager (or any of its Affiliated Entities).
(b)    In addition to the direct out-of-pocket NRE costs and expenses described in Section 3(a) above, for each calendar quarter beginning on or after the Effective Date, NRE shall reimburse Asset Manager for all Internalized Services Costs incurred by the Asset Manager and its Affiliated Entities during such quarter, up to an amount not to exceed the following amount determined based on the Gross Asset Value as of the end of the calendar quarter ended immediately prior to such quarter (the “Cap”).

Gross Asset Value	Cap
If less than or equal to $2.5 billion	o 0.0375% times the Gross Asset Value
If greater than $2.5 billion but less than or equal to $5 billion	o 0.0375% times $2.5 billion, plus o 0.0313% times (Gross Asset Value minus $2.5 billion)
If greater than $5 billion	o 0.0375% times $2.5 billion, plus o 0.0313% times $2.5 billion, plus o 0.025% times (Gross Asset Value minus $5 billion)

If Asset Manager’s actual Internalized Services Costs for any quarter during any calendar year exceeds the amount that is permitted to be reimbursed to the Asset Manager under the Cap for such quarter (the cumulative excess amount, if any, in respect of each quarter during such calendar year being referred to as the “Quarterly Cap Excess Amount”), NRE shall also reimburse Asset Manager for an amount (the “Annual Adjustment Amount”), not to exceed the lesser of the Quarterly Cap Excess Amount and the Quarterly Cap Shortfall Amount (as herein defined). For this purpose, the “Quarterly Cap Shortfall Amount” shall equal the sum of the amounts, if any, determined for each quarter solely during such calendar year by which Internalized Services Costs in respect of such quarter is less than the Cap in place for such quarter. If the Agreement expires or is terminated other than on December 31 of any year, the Annual Adjustment Amount in respect of the final calendar year in which this Agreement is in effect shall be calculated through the end of the last full calendar quarter ending prior to such expiration or termination.
(c)    For each year beginning on or after the Effective Date, the Compensation Committee of the Board of Directors of NRE (the “NRE Compensation Committee”) shall, in its sole discretion, determine the aggregate amount, type and the terms of an equity compensation pool (which may include shares of NRE restricted stock, restricted stock units (“RSUs”), long-term incentive plan (“LTIP”) units or other applicable forms of equity or other stock-based awards in NRE) to be allocated among members of management of NRE and other employees of Asset Manager and its Affiliated Entities (with respect to each year, the “Annual Equity Compensation Pool”). Asset Manager shall have discretion to allocate the Annual Equity Compensation Pool for each year among the members of management of NRE and other employees of Asset Manager and its Affiliated Entities.
(d)    Nothing in this Agreement shall limit, restrict or supersede NRE’s obligations under the Reimbursement Agreement, dated as of June 30, 2017, between the Asset Manager and NRE or otherwise relieve NRE from its obligations to make the payments, reimbursements or issuances required of it pursuant to the terms of such Reimbursement Agreement.
(e)    With respect to all costs and expenses reimbursable by NRE pursuant to this Section 3 with respect to each calendar quarter, Asset Manager shall prepare a statement documenting the relevant costs and expenses and shall deliver such statement to NRE within thirty (30) days after the end of the applicable quarter, or as soon as practical thereafter. NRE shall reimburse the Asset Manager promptly (but in any event within ten (10) Business

Days) after Asset Manager’s delivery of such statement to NRE. With respect to any payment of the Annual Adjustment Amount, Asset Manager shall prepare a statement documenting the calculation of the Annual Adjustment Amount and shall deliver such statement to NRE within thirty (30) days after the end of the applicable calendar year, or as soon as practical thereafter. NRE shall reimburse the Asset Manager promptly (but in any event within ten (10) Business Days) after Asset Manager’s delivery to NRE of the statement relating to the Annual Adjustment Amount.
(f)    NRE may, in its sole discretion, have the right to review any amounts paid pursuant to this Section 3. Asset Manager shall cooperate with all reasonable requests of NRE for information or documentation related to such payment that is under review. In the event that a review by NRE reflects an overpayment to Asset Manager, a corrective payment shall be made to NRE, within ten (10) Business Days following the results of such review. In the event that a review by NRE reflects an underpayment to Asset Manager, a corrective payment shall be made to Asset Manager, within ten (10) Business Days following the results of such review.
4.    Compensation of Asset Manager.
(a)    Beginning as of the Effective Date, NRE agrees to pay, and Asset Manager agrees to accept, the following fees as compensation for the Services provided by Asset Manager hereunder, whether directly, or through Affiliated Entities:
(i)    with respect to each calendar quarter beginning on or after the Effective Date, the Base Management Fee for such quarter payable in cash; and
(ii)    with respect to each Measurement Period (“Incentive Fee”) the greater of $0.00 and an amount equal to (a) 20% multiplied by (b) the Outperformance Amount multiplied by (c) the Weighted Average Shares. An illustration of how the Incentive Fee is calculated is included on Exhibit C attached hereto.
“Outperformance Amount” means, with respect to any Measurement Period, Total Stockholder Return with respect to such Measurement Period, minus the Cumulative Hurdle.
“Total Stockholder Return” means, with respect to any Measurement Period, an amount equal to (i) the Final Share Price, plus (ii) all dividends with respect to a share of Common Stock paid since the beginning of such Measurement Period (whether paid in cash, as spun-off equity or a distribution in kind), minus (iii) the High Water Price.
“Cumulative Hurdle” means an amount equal to a 10% cumulative return (compounded on an annual basis) on the High Water Price beginning on the last trading day immediately prior to the beginning of the Measurement Period.
“Final Share Price” means with respect to any Measurement Period, the volume weighted average trading price for a share of Common Stock on the Stock Exchange over the ten (10) consecutive trading days ending on the last trading day of such Measurement Period.

“High Water Price” means, with respect to any Measurement Period, the volume weighted average trading price for a share of Common Stock on the Stock Exchange over the ten (10) consecutive trading days ending on the last trading day immediately prior to the beginning of such Measurement Period.
“Market Share Price” means, at any time, the volume weighted average trading price for a share of Common Stock on the Stock Exchange over the ten (10) consecutive trading days ending on the trading day immediately prior to the calculation of such price.
“Measurement Period” means each period beginning on January 1 after the last Measurement Period with respect to which an Incentive Fee shall have been payable (or January 1, 2018 with respect to the first Measurement Period) and ending on December 31 of the applicable calendar year; provided that if this Agreement expires or is terminated other than on December 31, the last Measurement Period shall end on the last complete trading day for the Common Stock on the Stock Exchange prior to such termination or expiration, except, that if this Agreement is terminated in connection with an NRE Change of Control, the last Measurement Period shall end on the last complete trading day for the Common Stock on the Stock Exchange prior to the consummation of such NRE Change of Control.
“Stock Exchange” means the securities exchange on which the Common Stock is principally traded.
“Weighted Average Shares” means the weighted average fully diluted number of shares of Common Stock issued and outstanding during the Measurement Period, calculated in accordance with NRE’s calculation of cash available for distribution (“CAD”) per share for the applicable period, regardless of whether NRE publicly reports CAD. In the event NRE replaces CAD with a different primary non-GAAP metric per share, Weighted Average Shares shall thereafter be based on the weighted average fully diluted number of shares of Common Stock issued and outstanding calculated in accordance with NRE’s per share calculation of such replacement metric for the applicable period, regardless of whether NRE publicly reports such replacement metric. In the event NRE ceases to calculate CAD per share or a replacement non-GAAP metric per share, Weighted Average Shares shall thereafter be based on the weighted average fully diluted number of shares of Common Stock issued and outstanding in accordance with NRE’s calculation of net income per share in accordance with GAAP for the applicable period.
(b)    If at any time there shall occur a share split, stock dividend, subdivision, combination, consolidation, reverse stock split or recapitalization with respect to the Common Stock, the calculation of the Incentive Fee shall be adjusted to take into account such change. For the avoidance of doubt trading prices of the Common Stock shall be the trading prices reported by Bloomberg L.P.
(c)    The Base Management Fees shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. Asset Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation to NRE, as soon as practicable but not earlier than five (5) Business Days prior and not later than twenty (20) days following the last day of each calendar quarter. The foregoing calculation by Asset Manager may be an estimated amount, provided that any differences between such estimated amount and the actual amount due are trued-up no later than (i) with respect to each calendar quarter, forty-five (45) days after the last day of such calendar quarter or (ii) the date on which NRE’s quarterly or annual financial statements are filed with the SEC, whichever is later. NRE shall pay Asset Manager each installment of the Base Management Fee within three (3) Business Days after the date of delivery of such computations to NRE.
(d)    As promptly as practicable after the end of each Measurement Period, Asset Manager shall prepare a statement setting forth its calculation of any Incentive Fee payable to the Asset Manager with respect to such Measurement Period as a cash figure (the “Cash Equivalent Amount”) and shall deliver such statement to NRE. Within ten (10) Business Days after receipt of Asset Manager’s statement setting forth its calculation of the Cash Equivalent Amount, NRE (acting at the direction of a majority of the Independent Directors), shall elect, in its sole discretion (other than compliance with the conditions set forth below in this Section 4(d)), whether to deliver the Cash Equivalent Amount in (i) cash, (ii) shares of newly issued restricted Common Stock (“Restricted Shares”) and/or, if the EPRA NAV Per Share at that time exceeds the Market Share Price at that time, shares of Common Stock purchased by NRE on the open market (“Open Market Shares”) or (iii) a combination of cash, Restricted Shares and/or Open Market Shares. To the extent that NRE elects to deliver the Cash Equivalent Amount in the form of cash and/or Restricted Shares, such cash and/or Restricted Shares shall be paid or delivered by NRE to the Asset Manager promptly (but in any event within fifteen (15) Business Days) after the later of the delivery to NRE of Asset Manager’s statement setting forth its calculation of the Cash Equivalent Amount, but in any event no sooner than NRE’s filing with the SEC of NRE’s annual report or quarter report for the annual or quarterly period ending as of the end of the applicable Measurement Period (the "Incentive Fee Payment Due Date"). Any Restricted Shares or Open Market Shares paid in respect of all or a portion of the Incentive Fee (a “Common Stock Payment”) shall be subject to a lockup on resale that will be released in equal one-third installments on each anniversary of the end of the Measurement Period applicable to such Common Stock Payment. As a condition to each Common Stock Payment, the Asset Manager will enter into a lockup letter with NRE in the form attached hereto as Exhibit B. Notwithstanding the foregoing, NRE’s right to deliver the Cash Equivalent Amount through a Common Stock Payment shall, unless otherwise agreed to by Asset Manager, be conditioned upon (i) such shares delivered in such Common Stock Payment being made in compliance with the rules of the Stock Exchange and being approved for listing on the Stock Exchange, (ii) such Common Stock Payment otherwise being made in compliance with applicable securities laws, and (iii) such Common Stock Payment not causing Asset Manager or its Affiliates to be in violation of the NRE ownership limit. If any of the above conditions would not be satisfied in respect of any proposed Common Stock Payment, the Cash Equivalent Amount shall be made exclusively in cash. The Asset Manager and NRE intend and agree to work together in good faith so that Asset Manager may become a party to a customary registration rights agreement with NRE covering the resale of any shares of Common Stock delivered as part of any Common Stock Payment.
(e)    The Asset Manager shall be entitled to receive all dividends and other distributions paid in respect of all shares underlying a Common Stock Payment whether or not such shares are then subject to the restriction contained in the lockup letter.
(f)    The value of any Restricted Shares or Open Market Shares delivered to Asset Manager as a Common Stock Payment with respect to the Incentive Fee for any Measurement Period will be determined as follows:
(i)    If the Market Share Price is equal to or greater than the EPRA NAV Per Share, then the value of each share of Common Stock included in the Common Stock Payment shall be such Market Share Price on the Incentive Fee Payment Due Date of such share and an amount equal to the product of (x) the number of shares of Common Stock included in the Common Stock Payment and (y) the Market Share Price, shall be credited towards the Cash Equivalent Amount.
(ii)    If the EPRA NAV Per Share is greater than such Market Share Price on the Incentive Fee Payment Due Date, then the value of each share of Common Stock included in the Common Stock Payment shall be the EPRA NAV Per Share and an amount equal to the product of (x) the number of shares of Common Stock included in the Common Stock Payment and (y) the EPRA NAV Per Share, shall be credited towards the Cash Equivalent Amount.
(g)    NRE may, in its sole discretion, have the right to review any amounts paid pursuant to this Section 4. Asset Manager shall cooperate with all reasonable requests of NRE for information or documentation related to such payment that is under review. In the event that a review by NRE reflects an overpayment to Asset Manager, a corrective payment shall be made to NRE, within ten (10) Business Days following the results of such review. In the event that a review by NRE reflects an underpayment to Asset Manager, a corrective payment shall be made to Asset Manager, within ten (10) Business Days following the results of such review.
(h)    If the Base Management Fee for any calendar quarter is calculated and paid based on an EPRA NAV as of the end of any calendar quarter and the EPRA NAV as of the end of such calendar quarter is subsequently reduced, due to material non-compliance with any financial reporting requirements under the securities laws or otherwise, the Base Management Fee for such calendar quarter shall be promptly recalculated based on such reduced EPRA NAV and the Asset Manager, shall, within three (3) Business Days of such recalculation, pay to NRE an amount in cash equal to the amount by which the Base Management Fee previously paid to the Asset Manager with respect to such calendar quarter exceeds the recalculated Base Management Fee for such calendar quarter.
(i)    If NRE’s financial statements are restated due to material non-compliance with any financial reporting requirements under the securities for all or a portion of any Measurement Period in respect of which the Asset Manager received or is entitled to receive an Incentive Fee, the Incentive Fee payable with respect to such Measurement Period shall be adjusted in such manner as the a majority of the Independent Directors shall determine in good faith to be fair and equitable in light of such restatement and the Asset Manager, shall promptly, and in no event later than ten (10) Business Days, pay to NRE an amount equal to the value in excess of that which the Asset Manager would have received based upon the Incentive Fee as recalculated. Such payment shall be made by Asset Manager in cash, provided that if the such Incentive Fee was paid to the Asset Manager through a Common Stock Payment, such amount shall be delivered through the return of shares of Common Stock that were included in such Common Stock Payment.
5.    Limited Power of Attorney
(a)    NRE does hereby constitute and appoint Asset Manager, in performing its duties under this Agreement, and its successors and assigns, and the officers of the foregoing, as NRE’s true and lawful attorney-in-fact, with full power of substitution, in NRE’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to the day-to-day operations of NRE (subject at all times, however, to each and all of the limitations and stipulations set forth herein).
(b)    Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by NRE’s insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 12 of this Agreement.
(c)    Nothing herein is meant or shall be claimed, by either party, to confer upon Asset Manager custody, possession or control of or over any of NRE’s assets.
6.    Regulatory Matters. Asset Manager agrees that at all times it will use commercially reasonable efforts to be in compliance in all material respects with all applicable federal state, foreign, local and territorial laws governing its operations and investments.
7.    Additional Undertakings; Exclusivity.
(a)    Asset Manager and its Affiliated Entities may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives the same, similar or dissimilar to those of NRE or its subsidiaries, and nothing in this Agreement shall limit or restrict the right of any director, officer, employee, partner, manager or member of Asset Manager or of its Affiliated Entities to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. Asset Manager assumes no responsibility under this Agreement other than to provide or cause to be provided the Services called for hereunder. It is understood that directors, officers, employees, partners, managers, members and shareholders of NRE or any of its subsidiaries are or may become interested in Asset Manager and its Affiliates, as directors, officers, employees, partners, managers, members, stockholders, or otherwise, and that Asset Manager and directors, officers, employees, partners, managers, members and stockholders of Asset Manager and its Affiliates are or may become similarly interested in NRE or any of its subsidiaries as directors, officers, employees, partners, managers, members, shareholders or otherwise, and persons shall be permitted to hold positions with both NRE, Asset Manager and/or Affiliates of either or both.
(b)    During the term of this Agreement, (i) Asset Manager and its Affiliated Entities shall be the exclusive provider of Services to NRE and its subsidiaries, other than services provided to NRE and/or its subsidiaries by (x) any partner or joint venture approved by NRE, on the one hand, and Asset Manager or its Affiliated Entities, on the other hand, in every case in the sole discretion of Asset Manager and its Affiliated Entities, (y) any third parties that are providing such services as of the date hereof and (z) any third party or Affiliated Entity delegates of Asset Manager as Asset Manager may appoint from time to time in accordance with the terms of this Agreement and (ii) NRE and its subsidiaries shall not employ or contract with any other third party to provide the same or substantially similar services as provided by Asset Manager and its Affiliated Entities without the prior written consent of Asset Manager, which may be withheld by Asset Manager in its sole discretion.
(c)    If NRE spins-off any assets or entities in the future, NRE agrees to cause the resulting entity or entities to enter into a substantially similar asset management agreement with Asset Manager or an Affiliated Entity providing for both a Base Management Fee and an Incentive Fee, in each case as determined in Asset Manager’s discretion taking into account the nature of the assets involved, the primary services of Asset Manager expected to be utilized by the new company and the expenses associated with managing the new company on a standalone basis. The parties understand and agree that the aggregate Base Management Fee in place immediately after any such spin-off will not be less than the aggregate Base Management Fee in place at NRE immediately prior to such spin-off. Furthermore, the Incentive Fee shall be adjusted for NRE and established for the newly created entity at the discretion of Asset Manager in a manner reasonably consistent with the Incentive Fee description provided herein, with consideration of the factors described above.
(d)    To the extent NRE engages in crowd funding activities on its own behalf or on behalf of others, it will negotiate in good faith with Asset Manager to utilize the services of Asset Manager and its Affiliated Entities and to pay Asset Manager competitive compensation for its services, as may be mutually agreed to by the parties.
8.    Limitation of Liability of Asset Manager; Indemnification.
(a)    Asset Manager, its Affiliated Entities and their directors, officers, employees, partners, managers, members, controlling persons, and any other person affiliated with Asset Manager and/or its Affiliated Entities (each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Manager Indemnified Parties”) shall not be liable to NRE, its directors, officers, employees, partners, managers, members, controlling persons and any other person or entity affiliated with NRE (collectively, “NRE Parties”) for any action taken or omitted to be taken by the Manager Indemnified Parties in connection with the performance of the Services and of any of Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of NRE or any of its subsidiaries, with respect to the receipt of compensation for Services, and NRE shall indemnify, defend and protect the Manager Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Manager Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of NRE, its shareholders or its subsidiaries) arising out of, in connection with or otherwise based upon the performance of any of Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of NRE or any of its subsidiaries. Notwithstanding the preceding sentence, nothing contained herein shall protect or be deemed to protect the Manager Indemnified Parties against, or entitle or be deemed to entitle the Manager Indemnified Parties to indemnification in respect of any liability to NRE, its shareholders or the NRE Parties, to which the Manager Indemnified Parties would otherwise be subject by reason of gross negligence, willful misfeasance or bad faith in the performance of their duties.
(b)    NRE, its subsidiaries and their directors and officers, (each of whom shall be deemed a third party beneficiary hereof) (collectively, the “NRE Indemnified Parties”) shall not be liable to Asset Manager, its Affiliated Entities and their directors, officers, employees, partners, managers, members, controlling persons, and any other person affiliated with Asset Manager and/or its Affiliated Entities (other than the NRE Indemnified Parties, collectively, “Manager Parties”) for any action taken or omitted to be taken by the Manager Parties in connection with the performance of the Services or any of Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of NRE or any of its subsidiaries, which are found by a court of competent jurisdiction to constitute gross negligence, willful misfeasance or bad faith in the performance of such duties, and Asset Manager shall indemnify, defend and protect NRE Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the NRE Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising out of, in connection with or otherwise based upon any of the foregoing.
(c)    In the event that any of the NRE Indemnified Parties or the Manager Indemnified Parties (together, the “Indemnified Parties” and each an “Indemnified Party”) receives notice of commencement of any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with such Indemnified Party’s duties hereunder (or under the Affiliated Agreements, as the case may be), such Indemnified Party will promptly notify the indemnifying party of the commencement thereof; provided, however, that failure to give such notice shall not relieve an indemnifying party of its obligations under this Section 8, except to the extent it shall have been materially prejudiced by such failure and then only to the extent of such prejudice. In case any such action is brought against any Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to, to the extent it may wish, jointly with any of the Persons similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve the indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other costs and expenses incurred by such Indemnified Party in defending itself. The indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of the indemnifying party. The indemnifying party may not unreasonably withhold or deny its consent to any settlement of any claim, suit, action, proceeding or investigation which may be covered hereunder.
(d)    In the event that any Indemnified Party becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with its duties hereunder (or under the Affiliated Agreements, as the case may be), the indemnifying party will periodically reimburse such Indemnified Party for its reasonable legal and other costs and expenses (including the cost and expense of any investigation and preparation) incurred in connection therewith, no later than 30 days after receiving evidence of such costs and expenses; provided, however, that prior to any such advancement of costs and expenses (i) such Indemnified Party shall provide the indemnifying party with an undertaking to promptly repay the indemnifying party the amount of any such costs and expenses paid to it if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the indemnifying party as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Indemnified Party shall provide the indemnifying party with a written affirmation that such Indemnified Party in good faith believes that it has met the standard of conduct necessary for indemnification hereunder.
9.    Duties With Respect to Investment Opportunities.
(a)    NRE shall be obligated, as part of the consideration for the Services being provided by Asset Manager and its Affiliated Entities, to make available to Asset Manager (for allocation among the Colony NorthStar Managers and Affiliated Entities) all investment opportunities for the acquisition or origination of Real Estate Assets (“Investment Opportunities”) that are presented to, or sourced by, employees of NRE or its subsidiaries, if any, or of which any employee of NRE or its subsidiaries becomes aware.
(b)    Asset Manager shall form an allocation committee (the “Allocation Committee”) that shall review the Investment Opportunities and use its commercially reasonable efforts to fairly allocate such Investment Opportunities among Affiliated Entities and among the Colony NorthStar Managers, including Asset Manager, for the benefit of Managed Entities, including NRE. The Allocation Committee will allocate Investment Opportunities in accordance with an allocation policy, a copy of which has been provided to NRE, established by Asset Manager and adopted by each of the Colony NorthStar Managers. Changes to the allocation policy that could adversely impact the allocation of Investment Opportunities to NRE in any material respect may be proposed by Asset Manager and is subject to the prior approval of the Board of Directors.

(c)    It is further acknowledged by NRE that the decision of how any potential Investment Opportunities should be allocated may in many cases be a matter of highly subjective judgment which will be made by the Allocation Committee in its sole discretion. Asset Manager may from time to time increase or decrease the number of members of the Allocation Committee, or replace members of the Allocation Committee, in its sole discretion. It is further acknowledged by NRE that certain types of Investment Opportunities may not enter the allocation process because of special or unique circumstances related to the Real Estate Asset or the seller of the Real Estate Asset, among other things, that in the judgment of the Allocation Committee do not fall within the investment objectives or mandate of any particular Managed Entity, including NRE or another Affiliated Entity. In these cases, the investment may be made by another Managed Entity or by Asset Manager or one of its Affiliated Entities without NRE having an opportunity to make such investment.
10.    No Joint Venture. Nothing in this Agreement shall be construed to make NRE and Asset Manager or any of its Affiliated Entities partners or joint venturers or impose any liability as such on any of them.
11.    Term.
(a)    Subject to this Section 11 and to Section 12, this Agreement shall be in effect from the Effective Date until the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for successive three-year renewal terms thereafter (each, a “Renewal Term”) unless (i) the Board of Directors (acting by a vote of a majority of the Independent Directors) or the Asset Manager elect not to renew this Agreement in accordance with Section 11(b), or (ii) this Agreement is terminated earlier pursuant to the terms of this Agreement.
(b)    No later than six (6) months prior to the expiration of the Initial Term or the then current Renewal Term, (i) the Board of Directors (acting by a vote of a majority of the Independent Directors) may deliver a written notice to the Asset Manager or (ii) the Asset Manager may deliver written notice to NRE, of its intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed in accordance with Section 11(a) and this Agreement shall thereupon terminate effective upon the end of the Initial Term or such Renewal Term, as the case may be. In the event that, in accordance with the preceding sentence, the Board of Directors declines to renew this Agreement at the end of the Initial Term or a Renewal Term, NRE shall pay the Asset Manager on the expiration date of this Agreement an amount, in cash (the “Termination Fee”), equal to three (3) times the LTM Base Management Fee.
(c)    In addition, NRE may at any time upon or following an NRE Change of Control occurring after the Initial Term immediately terminate this Agreement by providing thirty (30) Business Days’ prior written notice to the Asset Manager. In the event that, in accordance with the preceding sentence, NRE elects to terminate this Agreement upon or following an NRE Change of Control, NRE shall pay the Asset Manager the Termination Fee on the termination date of this Agreement.

(d)    In the event of a termination or non-renewal of this Agreement, the Asset Manager shall reasonably cooperate, at NRE’s expense, with NRE in executing an orderly transition of the management of NRE and its subsidiaries to a new manager.
12.    Termination for Cause.
(a)    NRE may terminate this Agreement, effective upon 60 days’ prior written notice of termination from the Board of Directors to Asset Manager if (i) Asset Manager engages in any act of fraud, misappropriation of funds, or embezzlement against NRE or any of its subsidiaries; (ii) Asset Manager breaches, in bad faith, any provision of this Agreement or there is an event of gross negligence on the part of Asset Manager in the performance of its duties under this Agreement and, in each case, if it has a Material Adverse Effect on NRE and, with respect to a breach in bad faith or gross negligence, if the effects of such breach in bad faith or gross negligence can be reversed, such effects are not reversed within a period of 60 days of Asset Manager’s receipt of the written notice (or 90 days if Asset Manager takes steps to reverse such effects within 30 days of written notice); (iii) there is a commencement of any proceeding relating to Asset Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or Asset Manager authorizing or filing a voluntary bankruptcy petition that is not dismissed in 60 days; (iv) there is a dissolution of Asset Manager; or (v) unless the Board of Directors determines that qualification for taxation as a REIT under the U.S. federal income tax laws is no longer desirable, there is a determination by a court of competent jurisdiction, in a non-appealable binding order, or the Internal Revenue Service, in a closing agreement made under section 7121 of the Code, that a provision of this Agreement caused or will cause NRE to fail to satisfy a requirement for qualification as a REIT and, within 60 days of such determination, Asset Manager has not agreed to amend or modify this Agreement in a manner that would allow NRE to qualify as a REIT. Notwithstanding the foregoing, if Asset Manager assigns the Agreement to an Affiliate or a permitted assignee, the events in (iii) and (iv) with respect to such assignee shall not constitute grounds for termination by NRE.
(b)    Asset Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to NRE in the event that NRE shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 60 days (or 90 days if NRE takes steps to cure such breach within 30 days of the written notice) after written notice thereof is received by NRE specifying such default and requesting that the same be remedied in such 60-day period. In the event that this Agreement is terminated pursuant to this Section 12(b), Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost future profits and business in the future.
13.    Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 11 or Section 12 of this Agreement, Asset Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, Asset Manager shall deliver to the Board of Directors all property and documents of NRE and its subsidiaries then in the custody of Asset

Manager and Asset Manager shall cooperate with NRE, at NRE’s cost and expense, to provide an orderly transition of its advisory and asset management functions.
14.    Bank Accounts. Asset Manager may establish and maintain one or more bank accounts in the name of NRE or its subsidiaries and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of NRE or its subsidiaries, under such terms and conditions as the Board of Directors may approve, provided that no funds shall be commingled with the funds of Asset Manager. Asset Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of NRE. Any such bank shall be a “qualified custodian” as defined in Rule 206(4)-2 under the Advisers Act.
15.    Other Services. If (i) NRE requests that Asset Manager or any officer or employee thereof render services for NRE other than as set forth in this Agreement; or (ii) there are changes to the regulatory environment in which Asset Manager or NRE operates that would increase significantly the level of services performed such that the costs and expenses borne by Asset Manager for which Asset Manager is not entitled to separate reimbursement for personnel and related employment direct costs and expenses and overhead under Section 3 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are reasonably agreed by Asset Manager and NRE.
16.    Assignment.
(a)    The Agreement may not be assigned (within the meaning of the Investment Advisers Act of 1940, as amended (the “Advisers Act”)) without the consent of the parties hereto.
(b)    Notwithstanding the foregoing, to the extent either party proposes, or any action is taken by either party that could be deemed an assignment of this Agreement as defined under the Advisers Act (an “Advisers Act Assignment”), both parties agree to consider such assignment in good faith and to not unreasonably withhold, condition or delay such consent. The parties would anticipate that consent would be granted in the event of a proposed Advisers Act Assignment to a party with expertise in commercial real estate and, together with its Affiliates, over $10 billion of assets under management. Both parties acknowledge that time is of the essence with respect to the consideration of any Advisers Act Assignment and each party shall: (a) respond to the party seeking consent of such assignment within 10 days of notification of an Advisers Act Assignment (the “Notification Period”) by the party seeking consent thereto; and (b) provide such consent or set forth the reasons why such consent shall not be given. To the extent the party whose consent is sought with respect to any Advisers Act Assignment fails to respond to the party seeking consent for said Advisers Act Assignment within the Notification Period, the consent of the party failing to respond shall be deemed to have been granted. The parties understand and agree that the terms of this Section 16(b) are material terms hereof and the Asset Manager would not have entered into this Agreement but for the benefit of such provisions.
(c)    Asset Manager may, at no additional cost or expense to NRE, obtain information and assistance for the account of NRE, without NRE’s consent. Such assistance may include the hiring of one or more entities, including Affiliated Entities, to provide sub-advisory services. A sub-adviser shall have all of the rights and powers of Asset Manager set forth in this Agreement, and Asset Manager shall be as fully responsible to NRE’s accounts for the acts and omissions of the sub-adviser as it is for its own acts and omissions.
(d)    Notwithstanding the foregoing or anything else contained herein to the contrary, to the maximum extent permitted by applicable law, rules and regulations, in connection with any merger, sale of all or substantially all of the assets, change of control, reorganization, consolidation or any similar transaction of either party hereto, directly or indirectly, the surviving entity will succeed to the terms of this Agreement.
17.    Representations and Warranties.
(a)    NRE hereby makes the following representations and warranties to Asset Manager, all of which shall survive the execution and delivery of this Agreement:
(i)    NRE is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. NRE has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder;
(ii)    The execution, delivery, and performance of this Agreement by NRE have been duly authorized by all necessary action on the part of NRE;
(iii)    This Agreement constitutes a legal, valid, and binding agreement of NRE enforceable against NRE in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance; and
(iv)    NRE is entering into this Agreement with the approval of the SRC and the Board of Directors, and with full knowledge and understanding of the consequences of its execution and believes that it is receiving full and valuable consideration hereunder and that it is in its best interests to enter into this Agreement.
(b)    Asset Manager hereby makes the following representations and warranties to NRE, all of which shall survive the execution and delivery of this Agreement:
(i)    Asset Manager is a limited company duly organized, validly existing and in good standing under the laws of Jersey. Asset Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of NRE (which it shall do promptly after being required to do so);

(ii)    The execution, delivery, and performance of this Agreement by Asset Manager have been duly authorized by all necessary action on the part of Asset Manager; and
(iii)    This Agreement constitutes a legal, valid, and binding agreement of Asset Manager enforceable against Asset Manager in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.
(c)    Each party will promptly inform the other party if any of the representations herein ceases to be true.
18.    Additional Covenants of Asset Manager.

(a)    Asset Manager agrees to provide the Services hereunder in such a manner as to seek to avoid causing NRE to fail to qualify for taxation as a REIT under the U.S. federal income tax laws, unless the Board of Directors determines that such qualification is no longer desirable. In the event that the provision of Services hereunder would cause NRE to fail to qualify for taxation as a REIT, such Services shall be modified to the extent reasonably practical and only to the minimum extent necessary to preserve provision of the Services and qualification as a REIT, in all cases, unless the Board of Directors determine that such qualification is no longer necessary.
(b)    Asset Manager agrees to provide the services hereunder in such a manner as to seek to avoid causing NRE to be required to register as an investment company under the Investment Company Act of 1940, as amended.
(c)    Asset Manager agrees and acknowledges that it is providing the Services hereunder subject to the direction, supervision, oversight and control of the Board of Directors.
(d)    Asset Manager agrees and acknowledges neither it nor its Affiliated Entities shall, except as approved by the Board of Directors, make open market purchases of NRE shares other than in compliance with the provisions of Rule 10b-18 of the Exchange Act during the last ten (10) consecutive trading days of any Measurement Period.
19.    Additional Covenants of NRE.
(a)    NRE hereby agrees that, in consideration of the Services to be provided hereunder, for so long as this Agreement is in effect, Asset Manager or one of its Affiliates (including Colony NorthStar) shall have the right to (a) nominate, in connection with each annual meeting commencing with NRE's 2018 Stockholder's meeting, one (1) individual to be included in the slate of nominees nominated by the Board of Directors for election at the Stockholder's meeting (such individual to be subject to the approval, not to be unreasonably withheld, of the nominating committee of the Board of Directors) (the “Designated Director”) and (b) nominate a successor to such Designated Director (such individual to be subject to the approval, not to be unreasonably withheld, of the nominating committee of the Board of Directors) in the event that the current Designated Director resigns. The Asset Manager shall be entitled to, at any time, forefeit its rights under this Section 19(a).
(b)    NRE hereby further agrees that it will not directly or indirectly enter into a merger, sale of all or substantially all of its assets, change of control, reorganization, consolidation or any similar transaction, unless the party assuming control or otherwise entering into the transaction with NRE or its Affiliates agrees in writing, in a form reasonably satisfactory to the Asset Manager, to succeed to this Agreement and otherwise assume the obligations and liabilities under this Agreement.
(c)    NRE shall take all actions necessary to present to its stockholders at the 2018 annual stockholders meeting a proposal approving the making of future Common Stock Payments to the Asset Manager in respect of the Incentive Fee pursuant to Section 4(e) of this Agreement. Subject to its fiduciary duties under applicable law, the Board of Directors, including the Independent Directors, shall recommend that the stockholders of NRE vote to approve such proposal.
(d)    Asset Manager shall use reasonable efforts to address the recommendations of Institutional Shareholder Services (as are in place as of the date of this Agreement or any recommendations adopted in the future that are substantially similar to the recommendations in place as of the date of this Agreement) relating to disclosure of executive compensation matters with the objective of obtaining a favorable say-on-pay recommendation from Institutional Shareholder Services.
20.    Confidentiality. Each party, on behalf of itself and its Affiliates, shall keep confidential any and all information obtained by it in connection with this Agreement and provision of the Services and shall not disclose any such information (or use the same except in furtherance of its duties and obligations under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the board of directors of the applicable party; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of business; (iv) to third parties who agree to keep such information confidential by contract or by professional or ethical duty and who need to know such information to perform services or to evaluate a prospective transaction; (v) to governmental officials having jurisdiction over the applicable party; (vi) in connection with any governmental or regulatory filings of the applicable party, or disclosure or presentations to such party’s investors; (vii) as required by law or legal process to which a party or any person to whom disclosure is permitted hereunder is subject; or (viii) to the extent such information is otherwise publicly available through the actions of a person other than the party not resulting from the party’s violation of this Section 20. The provisions of this Section 20 shall survive the expiration or earlier termination of this Agreement for a period of one year.
21.    Use of Name. NRE agrees that Asset Manager and its Affiliated Entities may identify NRE by name in its or their current client list. Such list may be disclosed to third parties.
22.    Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the addresses set forth herein (or such other address as a party may identify to the other party from time to time). All notices shall be effective upon receipt.

If to NRE:	NorthStar Realty Europe Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: General Counsel

If to Asset Manager:	Colony NorthStar, Inc.
712 Fifth Avenue, 35th Floor
New York, New York 10019
Attention: Chief Legal Officer

23.    Amendments. This Agreement may be amended or modified only by mutual consent of the parties in writing.
24.    Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York.
25.    Severability. Each provision of this Agreement shall be considered separate from the others and, if for any reason, any provision or its application is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then such invalid, illegal or unenforceable provision shall not impair the operation of or affect any other provisions of this Agreement, and either (a) such invalid, illegal or unenforceable provision shall be construed and enforced to the maximum extent legally permissible or (b) the parties shall substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision with a substantially similar effect and intent.
26.    Force Majeure. No party to this Agreement will be responsible for nonperformance resulting from acts beyond the reasonable control of such party; provided that such party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch as soon as such causes are removed.
27.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
28.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

29.    Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.
30.    Binding Effect; Benefit. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and to their respective successors and assigns.
31.    Expenses. Each of the Asset Manager and NRE agree to pay their own fees and expenses associated in connection with the negotiation, amendment, restatement and execution of this Agreement; provided that NRE hereby agrees to reimburse Asset Manager for up to $2.5 million of fees and expenses payable by Colony NorthStar to its external financial advisors in connection with the negotiation, amendment, restatement and execution of this Agreement.
32.    Miscellaneous. It is understood that certain provisions of this Agreement may serve to limit the potential liability of Asset Manager. NRE has had the opportunity to consult with Asset Manager as well as, if desired, its professional advisors and legal counsel as to the effect of these provisions. It is further understood that certain applicable laws including, but not limited to, the Advisers Act may impose liability or allow for legal remedies even where Asset Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation of any rights which may not be limited or waived in accordance with applicable law.
33.    Arbitration. Notwithstanding anything herein to the contrary, including the parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section 33, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the American Arbitration Association (“AAA”) before three (3) qualified arbitrators, one (1) selected by each party and one (1) selected by both parties. The arbitration shall be administered by AAA under its Commercial Arbitration Rules and Mediation Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 32 shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that this Agreement is terminated pursuant to this Section 32, Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future.
(a)    Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist at the Effective Date.
(b)    The parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction.

(c)    The arbitrators may issue awards for all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future.
(d)    Any party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.
(e)    The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement.
(f)    The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All parties shall bear their own attorneys’ fees during the arbitration. The prevailing party on substantially all of its claims shall be repaid all of such costs and expenses by the non-prevailing party within ten (10) days after receiving notice of the arbitrator’s decision.
34.    Submission to Jurisdiction; Consent to Service of Process. Subject to Section 32 hereof, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 32 hereof, the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the party’s address set forth in Section 22 of this Agreement or to such other address to which the party shall have given written notice to the other party. The parties agree that such service shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Nothing in this Section 33 shall affect the right of the parties to serve process in any manner permitted by law.
35.    Restricted Shares; Open Market Shares.    The following shall apply with respect to any Restricted Shares or Open Market Shares paid in respect of all or a portion of the Incentive Fee:
(a)    No Public Sale or Distribution. Asset Manager, to the extent it is paid any Restricted Shares or Open Market Shares, will acquire all such Restricted Shares or Open Market Shares issued to it for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Asset Manager does not have a present arrangement to effect any distribution of any Restricted Shares or Open Market Shares to or through any person or entity.
(b)    Asset Manager Status. At the time the Asset Manager is paid the Restricted Shares or Open Market Shares it will be, and at the date hereof it is, either (A) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act or (B) an “accredited investor” as such term is defined in Rule 501 promulgated under Regulation D of the Securities Act.
(c)    General Solicitation. The Asset Manager is not acquiring any Restricted Shares or Open Market Shares as a result of any advertisement, article, notice or other communication regarding the Restricted Shares or Open Market Shares published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.
(d)    Access to Information. The Asset Manager acknowledges that it has reviewed the Disclosure Materials, and all other materials the Asset Manager deemed necessary for the purpose of making the decision by which part of the Incentive Fee may be paid to it in the form of Restricted Shares or Open Market Shares and has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of NRE concerning NRE’s business, management and financial affairs and terms and conditions of the Restricted Shares and Open Market Shares and the merits and risks of accepting the Restricted Shares and Open Market Shares as payment for a portion of the Incentive Fee; (b) access to information (including material non-public information) about NRE and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that NRE possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Asset Manager has evaluated the risks associated with being paid the Restricted Shares or Open Market Shares, understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for it.
(e)    No Government Review. The Asset Manager understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Restricted Shares or Open Market Shares the fairness or suitability of the investment in the Restricted Shares or Open Market Shares nor have such authorities passed upon or endorsed the merits of the Restricted Shares or Open Market Shares to be paid to the Asset Manager (if any) in payment of some or all of the Incentive Fee.
(f)    Restricted Securities. The Asset Manager understands that the Restricted Shares and Open Market Shares, characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from NRE in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under Securities Act only in certain limited circumstances.
(g)    No Legal, Tax or Investment Advice. The Asset Manager understands that nothing in this Agreement or any other materials presented by or on behalf of NRE to the Asset Manager in connection with the purchase of the Restricted Shares or Open Market Shares constitutes legal, tax or investment advice. The Asset Manager has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its being paid the Restricted Shares or Open Market Shares.
(h)    Restrictive Legends. Any certificate or other document issued in respect of any Restricted Shares or Open Market Shares paid to the Asset Manager shall be endorsed with the legend set forth below, as appropriate:
(i)          “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED (1) ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT, (2) ABSENT AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY AND ITS COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR THAT SUCH TRANSACTION COMPLIES WITH THE RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE, OR (3) EXCEPT IN A TRANSACTION IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT;” and

(ii)         Any legend required by any applicable state securities law.

NRE shall maintain a copy of this Agreement and any amendments thereto on file in its principal offices, and will make such copy available during normal business hours for inspection to any party hereto or will provide such copy to each party or any transferee upon its or their request.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

NORTHSTAR REALTY EUROPE CORP. By: /s/ Trevor K. Ross Name: Trevor K. Ross Title: General Counsel and Secretary
CNI NRE ADVISORS, LLC By: /s/ Richard B. Saltzman Name: Richard B. Saltzman Title: Chief Executive Officer

SCHEDULE A
For purposes of this Agreement, the following terms shall have the definitions indicated below:
“AAA” has the meaning set forth in Section 32.
“Advisers Act” has the meaning set forth in Section 16(a).
“Advisers Act Assignment” has the meaning set forth in Section 16(b).
“Affiliate” means, with respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, none of the Managed Entities shall be considered an Affiliate of Colony NorthStar or its Affiliates.
“Affiliated Agreements” means any agreement entered into by an Affiliated Entity with respect to duties that are permitted to be delegated by Asset Manager under this Agreement.
“Affiliated Entities” has the meaning set forth in Section 1(a).
“Agreement” has the meaning set forth in the preamble.
“Allocation Committee” has the meaning set forth in Section 9(b).
“Annual Equity Compensation Pool” has the meaning set forth in Section 3(c).
“Asset Manager” has the meaning set forth in the preamble.
“Base Management Fee” means, for any calendar quarter, an amount calculated, based on EPRA NAV as of the end of the calendar quarter ended immediately prior to such quarter, as follows:

EPRA NAV	Base Management Fee
Less than or equal to $2 billion	o 0.375% times EPRA NAV
Greater than $2 billion	o 0.375% times $2 billion, plus o 0.3125% times (EPRA NAV minus $2 billion)

“Board of Directors” has the meaning set forth in Section 1(a).
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charter” has the meaning set forth in Exhibit A.
“CMBS” means commercial mortgage-backed securities.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
“Colony NorthStar” means Colony NorthStar, Inc., a Maryland corporation, or its successor(s).
“Colony NorthStar Managers” means Asset Manager and any of its Affiliated Entities that serve as asset managers to one or more Managed Entities.
“Common Stock” means NRE’s common stock, par value $0.01 per share.
“Designated Director” has the meaning set forth in Section 19(a).
“Disclosure Materials” means, collectively (a) this Agreement and the Schedules and exhibits to this Agreement and (b) all reports required to be filed by NRE under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by NRE under the Exchange Act, whether or not any such materials were required to be filed or furnished, including the exhibits thereto and documents incorporated by reference therein.
“Effective Date” means January 1, 2018.
“EPRA NAV” means the amount as reported by NRE in its quarterly or annual earnings release, based on a GAAP balance sheet adjusted based on NRE’s interpretation of the EPRA guidelines, and similar as prior practices, including adjustments such as fair value of operating real estate, straight-line rent and deferred taxes and additional adjustments to be determined by NRE in good faith based on any changes to GAAP, international accounting standards or EPRA guidelines. In calculating EPRA NAV, the liquidation preference of preferred securities outstanding shall not be included as a liability of NRE and shall not reduce EPRA NAV.
“EPRA NAV Per Share” means, as of any time, the EPRA NAV, less the liquidation preference of preferred securities outstanding and excluding the Incentive fee for the applicable year, as reported by NRE in its most recently filed annual or quarterly report filed with the SEC divided by the number of Weighted Average Shares as of the end of the period with respect to which such report was filed.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gross Asset Value” means, as of the end of any calendar quarter, the aggregate gross asset value as of the end of a calendar quarter, of the assets of NRE and its subsidiaries (excluding cash and cash equivalents and other exclusions) as calculated for purposes of determining EPRA NAV as of the end of such calendar quarter.
“Incentive Fee” has the meaning set forth in Section 4(a)(ii).
“Indemnified Parties” has the meaning set forth in Section 8(a).
“Initial Term” has the meaning set forth in Section 11.
“Independent Directors” means the members of the Board of Directors who are not directors, officers or employees of the Asset Manager or Affiliated Person, and who are otherwise “independent” in accordance with the rules of the Stock Exchange.
“Internalized Services Costs” means (i) direct, reasonable, customary and documented costs and expenses incurred by the Asset Manager and its Affiliated Entities for salaries, wages, bonuses, payroll taxes and employee benefits for personnel employed by the Asset Manager and its Affiliated Entities (a) who solely provide Services to NRE and its subsidiaries, which prior to the Effective Date were provided by unaffiliated third parties, in each case, including accounting and treasury services or (b) who were hired by Asset Manager or its Affiliated Entities after the Effective Date but who solely provide Services to NRE and its subsidiaries in respect of one of the categories of Services previously internalized pursuant to clause (a) and who were not hired in connection with any event which otherwise resulted in an increase to NAV plus (ii) 20% of the amount calculated under clause (i) to account for reasonable overhead charges with respect to such personnel.
“LTIP” has the meaning set forth in Section 3(c)(i).
“LTM Base Management Fee” means, as of any determination date, an amount equal to the sum of the Base Management Fees paid by NRE to the Asset Manager pursuant to Section 4(a)(i) of this Agreement for the four (4) most recent quarters prior to such determination date.
“Managed Entities” means NRE and all other entities that have entered into an asset management agreement or a similar investment advisory contract with Colony NorthStar or one or more of its subsidiaries.
“Market Share Price” means, at any time, the volume weighted average trading price for the share of Common Stock on the Stock Exchange over the ten (10) consecutive trading days ending on the trading day immediately prior to the calculation of such price.
“Material Adverse Effect” means a material adverse effect on the business, results of operations, financial condition and assets of NRE and its subsidiaries, taken as a whole. The parties understand and agree that the following, either alone or in combination, shall be excluded from consideration when evaluating the existence of a Material Adverse Effect:

(i) changes or effects in the general economic conditions; (ii) changes or effects in general market conditions, including the securities, credit, currency, interest rate or financial markets; (iii) fluctuations in the market value of common stock (or other debt or equity securities) on the New York Stock Exchange, any other market or otherwise; (iv) changes in GAAP; (v) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which NRE operates; (vi) any failure by NRE to meet internal projections, plans or forecasts for any period; (vii) changes or effects that directly arise out of or are directly attributable to the negotiation, execution, public announcement or performance of this Agreement or the compliance with the provisions hereof; (viii) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; and (ix) the effects of earthquakes, hurricanes or other natural disasters.
“Notification Period” has the meaning set forth in Section 16(b).
“NRE” has the meaning set forth in the preamble.
“NRE Change of Control” means (a) the acquisition (whether directly or indirectly) by any person or group (as such term is defined in Section 13(d) of the Exchange Act) (other than Colony NorthStar and its Affiliates) of 35% or more of the issued and outstanding Common Stock (or capital stock entitled to vote on the election of the Board of Directors) or all or substantially all of the assets of NRE, (b) the consummation of any sale, lease, transfer, conveyance or other disposition (including by way of liquidation or dissolution of NRE), in a single transaction or in a related series of transactions, of all or substantially all of the assets of NRE to any other unaffiliated person(s) or (c) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction immediately following which the holders of issued and outstanding Common Stock (or capital stock entitled to vote on the election of the Board of Directors of NRE) immediately prior to the consummation of such transaction beneficially own less than a majority of the outstanding Common Stock (or capital stock of such Person entitled to vote on the election of the Board of Directors) resulting from such transaction in substantially the same proportion as their beneficial ownership of the outstanding Common Stock (or capital stock entitled to vote on the election of the Board of Directors) immediately prior to such transaction.
“NRE Parties” has the meaning set forth in Section 8(a).
“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
“Real Estate Assets” means the following asset classes: (A) first mortgage loans, (B) subordinate mortgage interests, (C) mezzanine loans, (D) preferred equity investments relating to commercial real estate, (E) credit tenant leases and term loans relating to commercial real estate, (F) manufactured housing communities, (G) healthcare real estate, including but not limited to independent living, assisted living and skilled nursing facilities, (H) net lease properties relating to commercial real estate, including office, retail and industrial facilities, (I) multifamily and other similar real estate assets, (J) hotels, (K) other commercial properties, (L) land, (M) indirect interests in commercial real estate through investments in private equity real estate funds and non-traded real estate investment trusts and other entities holding interests in real estate, (N) commercial real estate securities including CMBS and third–party CDO notes and (O) any other real estate or real estate related assets or investments as may be agreed to by the parties.
“REIT” means any entity that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes.
“Renewal Term” has the meaning set forth in Section 11.
“RSUs” has the meaning set forth in Section 3(c)(i).
“Rules” has the meaning set forth in Section 32.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Services” has the meaning set forth in Section 1(a).

EXHIBIT A
DUTIES OF ASSET MANAGER
Asset Manager is responsible, either directly or, to the extent permitted under the Agreement and as determined to be appropriate by Asset Manager, by engaging Affiliated Entities or third parties, for managing, operating, directing and supervising the operations and administration of NRE, its subsidiaries and the Real Estate Assets, subject in all circumstances and in every respect to the direction, supervision, oversight and control of the Board of Directors. Asset Manager undertakes to use its commercially reasonable efforts to implement its allocation policy and present to NRE and its subsidiaries potential suitable Investment Opportunities consistent with the investment objectives and policies of NRE and its subsidiaries, as determined and adopted from time to time by the Board of Directors, after taking into consideration the Investment Opportunities sourced by and allocated to NRE pursuant to Section 9 hereof. Asset Manager will make investment decisions on behalf of NRE, subject to the limitations in the articles of incorporation of NRE, as amended from time to time (hereinafter the “Charter”). Subject to the limitations set forth in this Agreement, and the continuing and exclusive authority of the Board of Directors over the management of NRE, Asset Manager may, either directly or, to the extent permitted under the Agreement and as determined to be appropriate by Asset Manager, by engaging Affiliated Entities or third parties, perform the following duties, as may be applicable as determined by Asset Manager:
1.Acquisition Services.
(i)    Serve as NRE’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with NRE’s Real Estate Assets and investment objectives and policies;
(ii)    Monitor NRE’s investments in Real Estate Assets and the nature and timing of changes therein and the manner of implementing such changes (including through the sale or purchase of Real Estate Assets);
(iii)    Review all Investment Opportunities sourced by NRE and referred to Asset Manager pursuant to Section 9 hereof, and allocate those opportunities among Affiliated Entities and among the Colony NorthStar Managers, including Asset Manager, for the acquisition or origination by one or more Managed Entities, including NRE, in accordance with Asset Manager’s allocation policy, as such may be modified or amended form time to time, and in a fair and reasonable manner;
(iv)     (a) locate, analyze and select potential Real Estate Assets compatible with its obligations pursuant to Section 9 hereof and the investment objectives and policies of NRE; (b) structure and negotiate the terms and conditions of transactions pursuant to which investment in the Real Estate Assets will be made; and (c) acquire Real Estate Assets on behalf of NRE and its subsidiaries;
(v)    Perform or oversee the due diligence process related to prospective Real Estate Assets;

(vi)    Prepare reports regarding prospective investments, which include recommendations and supporting documentation necessary for the Board of Directors to evaluate the prospective investments;
(vii)    Obtain reports (which may be prepared by Asset Manager or its Affiliated Entities), where appropriate, concerning the value of prospective Real Estate Assets of NRE;
(viii)    Negotiate and execute approved transactions related to Real Estate Assets and other transactions; and
(ix)    Create or arrange for the creation of special purpose vehicles and make such investments in Real Estate Assets through such special purpose vehicles on behalf of NRE when necessary or advisable.
2.    Asset Management Services.
(i)    Investigate, select, and, on behalf of NRE, engage and conduct business with such persons as Asset Manager or its Affiliated Entities deem necessary to the proper performance of its obligations hereunder or under the Affiliated Agreements, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, trust companies, title companies, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all persons acting in any other capacity deemed by Asset Manager or its Affiliated Entities necessary or desirable for the performance of any of the foregoing services;
(ii)    Monitor applicable markets and obtain reports (which may be prepared by Asset Manager or its Affiliated Entities) where appropriate, concerning the value of the Real Estate Assets of NRE;
(iii)    Monitor and evaluate the performance of the Real Estate Assets of NRE, provide daily management services to NRE and perform and supervise the various management and operational functions related to NRE’s Real Estate Assets;
(iv)    Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Real Estate Assets on an overall portfolio basis;
(v)    Engage and oversee the performance by the property managers of their duties, including collection and proper deposits of rental payments and payment of property costs and expenses and maintenance;
(vi)    Conduct periodic on-site property visits to some or all (as Asset Manager or its Affiliated Entities deem reasonably necessary) of the Real Estate Assets to inspect the physical condition of the Real Estate Assets and to evaluate the performance of the property managers;
(vii)    Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each property manager and aggregate these property budgets into NRE’s overall budget;
(viii)    Coordinate and manage relationships between NRE and any joint venture partners; and
(ix)    Provide financial and operational planning services and investment portfolio management functions.
3.    Accounting and Other Administrative Services.
(i)    Manage and perform the various administrative functions necessary for the management of the day-to-day operations of NRE;
(ii)    From time-to-time, or at any time reasonably requested by the Board of Directors, make reports to the Board of Directors on Asset Manager’s performance of Services to NRE under the Agreement;
(iii)    Make reports to the Board of Directors, at least annually, of the Real Estate Assets that have been purchased by NRE;
(iv)    Coordinate with NRE’s independent auditors to prepare and deliver to NRE’s audit committee an annual report covering Asset Manager’s compliance with certain material aspects of this Agreement;
(v)    Provide or arrange for administrative services and items, legal and other services, office space, office furnishings and equipment, technology, insurance, human resources, payroll, benefits and other personnel and overhead items necessary and incidental to NRE’s business and operations;
(vi)    Provide financial and operational planning services and portfolio management functions;
(vii)    Maintain accounting data and any other information concerning the activities of NRE as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
(viii)    Maintain all appropriate books and records of NRE and its subsidiaries in accordance with GAAP;

(ix)    Oversee tax and compliance services and risk management services and coordinate with appropriate parties, including independent accountants and other consultants, on related tax matters;
(x)    Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of NRE;
(xi)    Provide NRE with all necessary cash management services for NRE, its subsidiaries and for their properties;
(xii)    Manage and coordinate with the transfer agent the distribution process and payments to stockholders;
(xiii)    Consult with the officers of NRE and the Board of Directors, and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(xiv)    Provide the officers of NRE and the Board of Directors with timely updates related to the overall regulatory environment affecting NRE, as well as managing compliance with such matters;
(xv)    Consult with the officers of NRE and the Board of Directors relating to the corporate governance structure and appropriate policies and procedures related thereto;
(xvi)    Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow NRE to comply with applicable law, including the Sarbanes-Oxley Act of 2002; and
(xvii)    Prepare annual overall operating budgets for NRE, which shall be submitted to the Board of Directors for its approval.
4.    Stockholder Services.
(i)    Manage communications with stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
(ii)    Establish systems to assist in providing stockholder support and services.
5.    Financing Services.
(i)    Identify and evaluate potential financing and refinancing sources, engaging a broker if necessary;
(ii)    Negotiate terms, arrange and execute financing agreements;
(iii)    Manage relationships between NRE and its lenders; and

(iv)    Monitor and oversee the service of NRE’s debt facilities and other borrowings.
6.    Disposition Services.
(i)    Consult with the Board of Directors and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and
(ii)    Structure and negotiate the terms and conditions of transactions pursuant to which Real Estate Assets may be sold.
7.    Offering Services.
(i)    Oversee the preparation and execution of public and private offerings of equity and debt, determination of the specific terms of the securities to be offered by NRE or its subsidiaries, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents;
(ii)    Identify and negotiate with underwriting firms;
(iii)    Coordinate the due diligence process relating to participating underwriting firms and their review of any registration statement and/or other offering and NRE documents;
(iv)    Coordinate the preparation of and approve investor reports and other materials contemplated to be used in the offerings;
(v)    Negotiate and coordinate with the transfer agent; and
(vi)    Perform all other services related to any offering, other than services that (a) are to be performed by the underwriters, (b) NRE elects to perform directly or (c) would require Asset Manager to register as a broker-dealer with the SEC, FINRA or any state.
8.    Property Management Services.
(i)    Manage, operate, lease and maintain all properties or hire third parties or Affiliated Entities to do the same;
(ii)    Employ and/or oversee a sufficient number of capable personnel to enable it to properly manage, operate, lease and maintain the properties; and
(iii)    Prepare operating and capital budgets, marketing programs and leasing guidelines.
(iv)

EXHIBIT B
Form of Lockup Letter

LOCK-UP AGREEMENT

NorthStar Realty Europe Corp.
[399 Park Avenue
New York, New York 10022]

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Management Agreement (the “Management Agreement”), dated as of [_____], by and between NorthStar Realty Europe Corp. (the “Company”) and CNI NRE Advisors, LLC. The undersigned hereby agrees that during the Lock-Up Periods (as defined below), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the [_____] shares of common stock, par value $0.01 (the “Common Stock”), of the Company received on or about [__]/[__]/[____] as part of the undersigned’s Incentive Fee (as defined in the Management Agreement) or securities convertible into or exchangeable or exercisable for any such Common Stock (such Common Stock and such other securities, collectively, the “Securities”), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.

The Lock-Up Periods will commence on the date hereof and continue until:

(i)	With respect to one-third (1/3rd) of the Securities, the date that is one (1) year from the [last day of the applicable Measurement Period] (such period, the “First Lock-Up Period”);

(ii)	With respect to one-third (1/3rd) of the Securities, the date that is two (2) years from the [last day of the applicable Measurement Period] (such period, the “Second Lock-Up Period”); and

(iii)
With respect to one-third (1/3rd) of the Securities, the date that is three (3) years from the [last day of the applicable Measurement Period] (collectively with the First Lock-Up Period and the Second Lock-Up Period, the “Lock-Up Periods”).

For the avoidance of doubt, the expiration of any Lock-Up Period as set forth herein shall not derogate from any independent lock-ups or restrictions on trading that the undersigned may be subject to, including, without limitation, in respect of the Company’s trading policies or otherwise.

B-1

Notwithstanding the foregoing, the undersigned may transfer Securities (i) as a distribution to limited partners, members or stockholders of the undersigned or (ii) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned (provided that in case of clause (i) or (ii), the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer) or (iii) in connection with any Company sale, merger or similar transaction in which shares of common stock are converted into the right to receive the consideration offered in such transaction.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement may be amended, amended and restated or terminated, and any provision of this Lock-Up Agreement may be waived, solely upon the written consent of the Company’s Board of Directors, which consent shall include a majority vote of the independent directors. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

* * *

Very truly yours,

CNI NRE Advisors, LLC

By:
Name:
Title:

Acknowledged:

NORTHSTAR REALTY EUROPE CORP.

By:
Name:
Title:

B-2